PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ORGANOGENESIS HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORGANOGENESIS HOLDINGS INC.

85 Dan Road

Canton, Massachusetts 02021

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2022 Annual Meeting of Stockholders, which is being held as follows:

Date:	June 23, 2022

Time:	11:00 a.m., Eastern time

Location:	Virtual annual meeting of stockholders conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2022

At the meeting, we will ask our stockholders to:

•

re-elect as our directors Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Arthur S. Leibowitz, Glenn H. Nussdorf, [●] and [●], each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to our named executive officers;

•	approve an amendment to our certificate of incorporation (“Charter”) to remove a provision that states that directors may only be removed for cause;

•	approve an amendment to our 2018 Equity Incentive Plan to increase the number of shares of Class A common stock reserved for issuance thereunder by [●] shares;

•	ratify the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2022; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person (virtually), by proxy or via the internet or telephone. We have elected to hold our annual meeting via remote communication again this year. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/ORGO2022. Whether or not you plan to attend the virtual meeting, we ask that you promptly complete and return your proxy card by mail or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes.

You are entitled to participate in and submit questions in writing during the annual meeting if you were a stockholder as of the close of business on April 25, 2022. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/ORGO2022, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin 15 minutes before the scheduled meeting start time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number. A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2022.

Only stockholders of record at the close of business on April 25, 2022 may vote at the meeting.

By order of the Board of Directors,

William R. Kolb
Secretary

May [10], 2022

*****************

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy card or vote by internet or telephone, whether or not you plan to attend the virtual annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2022

This proxy statement and our fiscal year 2021 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

INFORMATION ABOUT THE MEETING

The Meeting

The 2022 Annual Meeting of Stockholders of Organogenesis Holdings Inc. will be held virtually at 11:00 a.m., Eastern time, on Thursday, June 23, 2022 at www.virtualshareholdermeeting.com/ORGO2022. At the meeting, stockholders of record on the record date for the meeting who are present (virtually) or represented by proxy will have the opportunity to vote on the following matters:

•

the re-election of Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Arthur S. Leibowitz, Glenn H. Nussdorf, [●] and [●], each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

•	approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement;

•	approve, on an advisory basis, the frequency of holding an advisory vote on the compensation paid to our named executive officers;

•	approve an amendment to our Charter to remove a provision that states that directors may only be removed for cause;

•	approve an amendment to our 2018 Equity Incentive Plan to increase the number of shares of Class A common stock reserved for issuance thereunder by [●] shares; and

•	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending on December 31, 2022.

Our board of directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our board of directors was not aware, as of a reasonable time before making this proxy statement available to our stockholders, of any other business that properly may be presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

This Proxy Solicitation

This proxy statement and the enclosed proxy card are being furnished because our board of directors is soliciting your proxy to vote at the annual meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

This proxy statement and our fiscal year 2021 Annual Report to Stockholders are also available for viewing, printing and downloading at the “Investors – SEC Filings” section of our website, www.organogenesis.com, and at www.proxyvote.com.

Who May Vote

Holders of record of our Class A common stock at the close of business on April 25, 2022 are entitled to one vote per share of Class A common stock on each proposal properly brought before the annual meeting.

A list of our registered holders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/ORGO2022. In addition, you may contact our Vice President and General Counsel, Lori Freedman, at our offices located at 85 Dan Road, Canton, MA 02021, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:00 p.m., Eastern time, on any business day from June 13, 2022 to the time of the annual meeting.

How to Vote

If your shares are registered in your name, you may vote online while virtually attending the annual meeting by visiting www.virtualshareholdermeeting.com/ORGO2022 or by proxy without attending the meeting. Registered stockholders may also vote by telephone or on the internet prior to the meeting by following the instructions included with your proxy card mailed to you on or about May 10, 2022. In addition, if you received a printed proxy card, you may mark, sign, date and mail the proxy card you received in the postage-paid return envelope. If you vote in accordance with any of the available methods, your shares will be voted at the meeting pursuant to your instructions. If you sign and return the proxy card or vote by telephone or on the internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the board of directors given below.

Shares Held by Brokers or Nominees

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the internet prior to the meeting.

If your shares are registered in your name or, in certain instances, if your shares are held by a broker, bank or other nominee and you wish to vote online while virtually attending the meeting, you will need to access the live audio webcast of the meeting at www.virtualshareholdermeeting.com/ORGO2022 and follow the instructions for stockholder voting.

Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors, Proposal 2, regarding the approval of compensation of the named executive officers, Proposal 3, regarding the approval of the frequency of holding an advisory vote on the compensation paid to our named executive officers, Proposal 4, regarding the approval of an amendment to our Charter and Proposal 5, regarding an amendment to the 2018 Equity Incentive Plan, are all “non-routine” proposals. If you do not instruct your broker how to vote with respect to such proposals, your broker will not vote on such proposals and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on such proposals. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

Proposal 6, the ratification of RSM US LLP as our independent registered public accounting firm, is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

If a broker or nominee holds shares of our Class A common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5 you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business

At the close of business on April 25, 2022, a total of 129,130,599 shares of our Class A common stock were outstanding. Our bylaws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple stockholders in one household. If you would like to receive your own set of proxy statements, annual reports and related materials, or if you share an address with another stockholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee, or Broadridge Investor Communication Solutions, Inc. by sending such request by mail to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-866-540-7095.

To request a printed copy of the proxy statement, annual report and form of proxy relating to this stockholder meeting or future stockholder meetings, visit www.proxyvote.com, call 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 16-digit control number from the notice described above.

May I change my vote?

If you are a registered stockholder, you may change your vote or revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by submitting an electronic proxy as of a later date or by virtually attending the meeting and voting online during the meeting. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What vote is required to approve each proposal?

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors (Proposal 1). Broker non-votes and proxies marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director indicated. The [eleven] director nominees receiving the highest number of votes will be elected. The affirmative vote of the holders of at least a majority of the votes which all the stockholders are entitled to cast at the annual meeting, voting together as a single class, is required for the approval of an amendment to our Charter (Proposal 4). The compensation of the named executive officers (Proposal 2), the frequency of holding an advisory vote on the compensation paid to our named executive officers (Proposal 3), the amendment of the 2018 Equity Incentive Plan (Proposal 5) and the ratification of the selection of the independent registered public accounting firm (Proposal 6) will each be approved if each proposal receives a majority of the votes cast. Proposals 2, 3 and 6 are non-binding proposals.

Where is the meeting held?

The annual meeting will be conducted via live audio webcast at: www.virtualshareholdermeeting.com/ORGO2022. You will be able to participate, submit questions and vote your shares electronically. To do so, you will need to visit www.virtualshareholdermeeting.com/ORGO2022 and use the 16-digit control number provided with the voting instructions.

Please allow ample time for the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page hosting the virtual meeting.

How do I submit a question at the annual meeting?

If you wish to submit a question on the day of the annual meeting, beginning at 10:45 a.m., Eastern Time on June 22, 2022, you may login and ask a question at www.virtualshareholdermeeting.com/ORGO2022. The annual meeting will be governed by our meeting guidelines posted at www.virtualshareholdermeeting.com/ORGO2022 in advance of the meeting. The meeting guidelines will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the re-election of Alan A. Ades, Robert Ades, Michael J. Driscoll, Prathyusha Duraibabu, David Erani, Jon Giacomin, Gary S. Gillheeney, Sr., Arthur S. Leibowitz, Glenn H. Nussdorf, [●] and [●] each to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. At each annual meeting of stockholders, each of our directors is elected until the next annual meeting to succeed the directors whose terms are then expiring.

The following table sets forth certain information as of April 1, 2022, regarding our directors, each of whom has been nominated for re-election.

Name	Age	Position(s)
Alan A. Ades	83	Director, Chair of the Board
Robert Ades	48	Director
Michael J. Driscoll(1)(2)	61	Director
Prathyusha Duraibabu(2)(3)	43	Director
David Erani	33	Director
Jon Giacomin(1)(3)	57	Director, Chair of Nominating Committee and Chair of Compensation Committee
Gary S. Gillheeney, Sr.	67	Director, President and Chief Executive Officer
Arthur S. Leibowitz(1)(2)(3)	68	Director, Chair of Audit Committee
Glenn H. Nussdorf	67	Director
[●]	[●]	Director
[●]	[●]	Director

(1)	Member of the Nominating Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Directors

Alan A. Ades has served as a member of our board of directors since 2003. Mr. Ades is a Co-founder and Principal Owner of A & E Stores, Inc., and served as its President and Chief Executive Officer from 1966 through 2020. Mr. Ades founded Rugby Realty Co., Inc. in 1980 and has served as its Principal since 1980. Mr. Ades has a B.A. in Business Administration from the University of Michigan and an L.L.B. from New York University Law School. We believe Mr. Ades is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company. Mr. Ades is the father of Robert Ades.

Robert Ades has been a member of our board of directors since 2020. Mr. Ades has been a Principal of Rugby Realty Co., Inc. since 2005. Mr. Ades has over fifteen years of experience in commercial real estate. Mr. Ades received a B.A. in English Literature from the University of Michigan. We believe Mr. Ades is qualified to serve on our board of directors due to his business experience and the Ades family’s long term significant ownership interest in the Company. Mr. Ades is the son of Alan A. Ades.

Michael J. Driscoll has served as a member of our board of directors since 2022. Dr. Driscoll served as a Dean of the Richard J. Bolte, Sr. School of Business at Mount St. Mary’s University from 2018 until 2021. From 2010 to 2018, Dr. Driscoll was a professor of finance and economics at the Robert B. Willumstad School of Business at Adelphi University. Dr. Driscoll received a B.S. in Marine Transportation from SUNY Maritime College, an M.B.A. from Adelphi University and an Ed.D. from the University of Pennsylvania. We believe Dr. Driscoll is qualified to serve on our board of directors due to his experience in finance and economics.

Prathyusha Duraibabu has been a member of our board of directors since 2021. She has over 22 years of experience in optimizing financial operations, driving organizational change, building diverse teams, and delivering results. Ms. Duraibabu has served as Chief Financial Officer of Sangamo Therapeutics, Inc., a genomic medicine company since June 2021 and has been with the company since March 2019 as its Vice President, Finance. Prior to joining Sangamo, Ms. Duraibabu served as Corporate Controller at Pacific Biosciences of California, Inc., a public commercial biotechnology company, from June 2010 to March 2019, where she was responsible for global financial operations, strategy, audit, and tax. Ms. Duraibabu received her B.S. in Accounting from Oxford Brookes University in Oxford, United Kingdom, and her M.B.A. from San Jose State University, California. Ms. Duraibabu is a Certified Public Accountant in the State of California. We believe that Ms. Duraibabu is qualified to serve on our board of directors due to her breadth of financial, operational, and compliance experience in various industries including biotechnology.

David Erani has served as a member of our board of directors since 2020. Mr. Erani has served as a Senior Consultant for UIC Inc. since 2015. Mr. Erani received a B.A. in Mathematics and a B.S. in Physics from Johns Hopkins University. We believe Mr. Erani is qualified to serve on our board of directors due to his business experience and the Erani family’s long term significant ownership interest in the Company. Mr. Erani is the son of Albert Erani, a former director.

Jon Giacomin has been a member of our board of directors since 2021. Mr. Giacomin served as the Chief Executive Officer of U.S. Anesthesia Partners, Inc. (“USAP”), a privately-owned, single-specialty anesthesia practice, from 2019 until 2021. Prior to joining USAP, Mr. Giacomin held various leadership positions at Cardinal Health, Inc. (NYSE: CAH) from 2001 to 2019, a leading distributor of pharmaceuticals, global manufacturer and distributor of medical and laboratory products and provider of performance and data solutions for health care facilities. Mr. Giacomin most recently served as Chief Executive Officer of Cardinal Health’s Medical Segment and previously served as Chief Executive Officer of its Pharmaceutical Segment from 2014 to 2018. Mr. Giacomin began his career as a Nuclear Engineer and Surface Warfare Officer in the U.S. Navy and subsequently held positions at Sotera Health Company (Nasdaq: SHC) and Griffith Micro Science International Inc. before joining Cardinal Health. Mr. Giacomin received a B.S. in Mechanical Engineering from the University of Notre Dame, and an MBA in Finance from the University of Chicago’s Booth School of Business. We believe that Mr. Giacomin is qualified to serve on our board of directors due to his experience in business management and experience working with public and private companies in the healthcare industry.

Gary S. Gillheeney, Sr. has served as our President and Chief Executive Officer since 2014 and as a member of our board of directors since 2018. Previously, he served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer from 2003 to 2014 and as our Chief Financial Officer from 2002 to 2003. Prior to joining Organogenesis, Mr. Gillheeney held executive positions at Innovative Clinical Solutions, Ltd., a provider of decision support and clinical knowledge solutions to healthcare staff, from 1999 to 2002, as its Chief Operating Officer, Chief Financial Officer, as well as Treasurer and Secretary. Prior to joining Innovative Clinical Solutions, Mr. Gillheeney held positions as Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary at Providence Energy Corporation. Mr. Gillheeney has a B.S. in Accounting from American International College and an M.B.A. from Bryant College. We believe that Mr. Gillheeney is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

Arthur S. Leibowitz has been a member of our board of directors since 2018. Mr. Leibowitz is a clinical professor at the Robert B. Willumstad School of Business at Adelphi University, where he teaches courses in accounting and auditing to both graduate and undergraduate students. Mr. Leibowitz began as an adjunct professor at Adelphi University in 2008, became a full-time lecturer in 2010 and was promoted to clinical professor in 2013. Mr. Leibowitz previously served as a member of the board of directors and the audit committee of Arotech Corporation (formerly on Nasdaq: ARTX) from 2009 to 2014. Before joining Adelphi University, Mr. Leibowitz was an audit and business assurance partner at PricewaterhouseCoopers. During his twenty-seven years at PwC, Mr. Leibowitz served in a national leadership role for PwC’s retail industry group and was the portfolio audit partner for one of PwC’s leading private equity firm clients. Mr. Leibowitz is a certified public accountant in New York State and received a B.S. in accounting from Brooklyn College and a Masters of Accountancy from Stetson University. We believe that Mr. Leibowitz is qualified to serve on our board of directors due to his experience working with public and private companies on corporate finance and accounting matters.

Glenn H. Nussdorf has served as a member of our board of directors since 2003. Mr. Nussdorf has served as Chief Executive Officer of Quality King Distributors, Inc., a distributor of health and beauty care products and prescription drugs, and its subsidiary QK Healthcare, Inc., since 1999. Previously, Mr. Nussdorf served as Chief Operating Officer of Quality King from 1997 to 1998 and as a Senior Vice President from 1994 to 1996. Mr. Nussdorf is also a major shareholder of Parlux Holdings, Inc., a vertically integrated wholesale distributor and specialty retailer of perfumes and fragrances. Since 2017, Mr. Nussdorf has also served as a member of the board of directors of Parlux Holdings, Inc. We believe Mr. Nussdorf is qualified to serve on our board of directors due to his investment and financial experience, his expertise in business management and his long term significant ownership interest in the Company.

[●] has served as a member of our board of directors since 2022. We believe [●] is qualified to serve on our board of directors due to [●].

[●] has served as a member of our board of directors since 2022. We believe [●] is qualified to serve on our board of directors due to [●].

If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

The [eleven] nominees receiving the greatest number of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of Directors unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALAN A. ADES, ROBERT ADES, MICHAEL J. DRISCOLL, PRATHYUSHA DURAIBABU, DAVID ERANI, JON GIACOMIN, GARY S. GILLHEENEY, SR., ARTHUR S. LEIBOWITZ, GLENN H. NUSSDORF [●] AND [●] AS DIRECTORS.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, or a “say-on-pay” vote. Under Section 14A of the Securities Exchange Act of 1934, we must hold this advisory vote at least once every three years.

The say-on-pay vote is  a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the tabular disclosure regarding such compensation and the accompanying narrative disclosure, all as set forth in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. The compensation committee and our board of directors believe that the policies and practices described in the “Executive Compensation” section of this proxy statement are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2021 reflects and supports those policies and practices.

The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome. The say-on-pay vote is not binding on the compensation committee or our board of directors. However, the compensation committee and our board of directors will take into account the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON APPROVAL OF THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your input with regard to the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. Based on the “say-on-frequency” votes of other companies in our industry, we believe an annual “say-on-pay” vote best meets the expectations of our stockholders. Therefore, we are recommending that future “say-on-pay” votes be conducted on an annual basis.

The proxy card provides stockholders with the opportunity to choose among three options for holding the advisory vote in future proxy statements:

•	Every year,

•	Every two years, or

•	Every three years.

The affirmative vote of a majority of the shares voted for this proposal will be the frequency approved, on an advisory basis, by our stockholders. However, because the vote on the frequency of holding future advisory votes on the compensation of our named executive officers is not binding, if none of the frequency options receives a majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on the voting outcome.

We understand that our stockholders may have different views as to what is the best approach for Organogenesis and we look forward to hearing from our stockholders on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “EVERY YEAR” FOR THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: TO APPROVE AN AMENDMENT OF OUR CHARTER TO REMOVE A PROVISION THAT STATES THAT DIRECTORS MAY ONLY BE REMOVED FOR CAUSE

As part of our governance review, we reviewed our Charter to confirm that the provisions therein are consistent with the Delaware General Corporation Law (“DGCL”) and to determine if any changes are necessary. In connection with such review, we determined that it was necessary to clarify the procedures by which a director may be removed by a stockholder vote. Our Charter currently states that, subject to the terms of any one or more series or classes of Preferred Stock, a director may be removed by the stockholders only for cause. Section 141(k) of the DGCL entitles stockholders of a Delaware corporation to remove any director or the entire board of directors by a vote of a majority of the votes entitled to be cast. Our board of directors deemed it necessary to amend Article V, Section 5.3 of our Charter to make it consistent with Section 141(k) of the DGCL. On April 29, 2022, our board of directors duly adopted resolutions setting forth the proposed amendment to our Charter, declaring said amendment to be advisable, and submitting said amendment to our stockholders for consideration thereof. A copy of the proposed amendment to our Charter is attached to this proxy statement as Appendix A.

The following chart reflects the current Article V, Section 5.3 and the proposed revised version:

Prior Charter Provision	Section 5.3 Removal of Directors. Subject to the terms of any one or more series or classes of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors, voting together as a single class. For purposes of this Section 5.3, “cause” shall mean, with respect to any director, (i) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (ii) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (iii) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

New Charter Provision	Section 5.3 [Reserved].

By removing existing Section 5.3, the Charter will revert to the default provision provided by Section 141(k) of the DGCL.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of all the votes entitled to be cast at the Annual Meeting. For purposes of the vote on this proposal, abstentions and broker non-votes will have the effect of a vote against this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT.

PROPOSAL 5: TO APPROVE AMENDMENT TO THE 2018 EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER

We are asking stockholders to approve an amendment to our 2018 Equity Incentive Plan, referred to as the 2018 Plan, to increase the number of shares of Class A common stock reserved for issuance under the plan by [●] shares. The 2018 Plan is an important part of our compensation program and we believe it is essential to our ability to attract and retain highly qualified employees in an extremely competitive environment in which employees view equity incentives as an important component of their compensation.

The closing price of our common stock on the Nasdaq Capital Market on April 28, 2022 was $[●] per share. The material terms of the 2018 Plan and a more detailed description of the proposed amendment are set forth below.

General Description of 2018 Plan

The purpose of the 2018 Plan is to (i) provide long-term incentives and rewards to those employees, officers, directors and other key persons (including consultants) of the Company and its subsidiaries who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, (ii) to assist the Company and its subsidiaries in attracting and retaining persons with the requisite experience and ability, and (iii) to more closely align the interests of such employees, officers, directors and other key persons with the interests of the Company’s stockholders. The 2018 Plan permits us to grant cash and equity-based awards to our employees, officers, directors and key persons (including consultants and prospective employees), including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, unrestricted stock awards, performance share awards and dividend equivalent rights. To date, we have granted incentive stock options, non-statutory stock options and restricted stock units under the 2018 Plan. As of March 31, 2022, 963 employees were eligible to participate in the 2018 Plan. In addition, as of March 31, 2022, 8,726,307 shares of common stock are reserved for issuance under the 2018 Plan, of which 3,856,120 shares are subject to outstanding option awards, 1,496,853 shares are subject to outstanding RSUs and 3,373,334 shares remain available for future awards. Outstanding options have exercise prices ranging from $4.04 to $15.63. The weighted average exercise price of all outstanding options is $8.20 per share. All options granted have a term of ten years. In addition to options, 2,115,718 restricted stock units, or RSUs, have been issued, of which 428,019 shares have vested and 190,846 shares have been cancelled.

The Board of Directors has discretion with respect to the amount of any awards granted under the 2018 Plan and, therefore, total awards that may be granted during a fiscal year to our employees, including our executive officers, are not determinable until completion of the year. Each of our independent directors is awarded restricted stock units each year. These awards typically vest in full on or about the first anniversary of the grant date, subject to continued service by the director. For more information, see “Director Compensation” below.

The following table sets forth shares underlying awards granted under the 2018 Plan through March 31, 2022:

Total Awards Under the 2018 Plan

Number of Shares of Common Stock Underlying Options and Awards
Current executive officers:
Gary S. Gillheeney, Sr., President and Chief Executive Officer	2,060,669
David C. Francisco, Chief Financial Officer	279,595
Patrick Bilbo, Chief Operating Officer	530,006
Lori Freedman, Vice President and General Counsel	421,559
Brian Grow, Chief Commercial Officer	492,027
Antonio S. Montecalvo, Vice President, Health Policy	303,102
Current executive officers as a group (6 persons)	4,086,958
Current non-employee directors as a group (8 persons)	164,211
Other Organogenesis employees as a group	1,764,155

Total Awards through March 31, 2022(1)	6,347,323

(1)	Includes an aggregate of 331,999 shares underlying options and awards granted under the 2018 Plan to former executive officers and non-employee directors.

We have one equity compensation plan under which awards are currently authorized for issuance, the 2018 Plan. In connection with the consummation of the business combination in December 2018, our board of directors discontinued any new issuances under the Organogenesis Inc. 2003 Stock Incentive Plan, or 2003 Plan. If options outstanding under the 2003 Plan expire unexercised, they will not become available for future issuance. Both the 2018 Plan and the 2003 Plan were approved by our stockholders. The following table provides information regarding securities authorized for issuance as of March 31, 2022 under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights, and vesting of outstanding restricted stock units (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	9,421,645	(1)	$4.82	3,373,334	(2)
Equity compensation plans not approved by security holders:	—		$—	—
Totals:	9,421,645		$4.82	3,373,334

(1)	Consists of shares of our Class A common stock issuable upon exercise of outstanding options and vesting of outstanding restricted stock units issued under the 2018 Plan and the 2003 Plan.
(2)	Consists of shares of our Class A common stock reserved for future issuance under the 2018 Plan.

Administration and Eligibility

Awards are made by the Board of Directors, typically after recommendations by our Compensation Committee. Subject to certain limitations, the Board of Directors may delegate to our Chief Executive Officer (so long as our Chief Executive Officer is a member of the Board of Directors) or to one or more members of our Board of Directors the power to make awards to participants who are not subject to Section 16 of the Securities Exchange Act of 1934 or “covered employees” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors administers the 2018 Plan and determines the terms and conditions of each award to our executive officers and directors, including the exercise price, the form of payment of the exercise price, the number of shares subject to the award and the time at which such options become exercisable. The exercise price of any stock option granted under the 2018 Plan may not, however, be less than the fair market value of the common stock on the date of grant and the term of any such option cannot be greater than 10 years.

Awards

The 2018 Plan provides for the following categories of awards:

Options. Our 2018 Plan permits the granting of options to purchase common stock that are intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. We may grant non-qualified stock options to our employees, directors, officers, consultants or advisors in the discretion of our Board of Directors. Incentive stock options will only be granted to our employees. The exercise price of each incentive stock option may not be less than 100% of the fair market value of shares of our common stock on the date of grant. If we grant incentive stock options to any person holding 10% or more of the outstanding voting stock of the Company, the exercise price may not be less than 110% of the fair market value of shares of our common stock on the date of grant. The exercise price of any non-qualified stock option will be determined by our Board of Directors and may not be less than the fair market value of shares of our common stock.

The term of each option may not exceed 10 years from the date of grant, and no option shall be transferable by the optionee other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may provide in the award agreement regarding a given option, or may agree in writing with respect to an outstanding option, that the optionee may transfer their non-statutory stock options to members of their immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this plan and the applicable option.

In general, an optionee may pay the exercise price of an option by cash or, if so provided in the applicable option agreement, by tendering shares of our common stock, by a “cashless exercise” through a broker supported by an irrevocable instruction to such broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised or by any other method permitted by the Board of Directors.

Stock appreciation rights. Pursuant to the 2018 Plan, we may grant stock appreciation rights, or an award entitling the recipient to receive cash or shares of our common stock having a value on the date of exercise calculated as follows: (i) the exercise price of a share of common stock on the grant date is less the fair market value of the common stock on the date of exercise and (ii) multiplied by the number of shares of stock with respect to which the stock appreciation right shall have been exercised. The exercise price of a stock appreciation right shall not be less than 100% of the fair market value of our common stock on the date of grant, and the terms and conditions of the stock appreciation rights shall be determined from time to time by the Board of Directors.

Restricted stock awards. Pursuant to the 2018 Plan, we may grant restricted stock awards entitling the recipient to acquire, at such a price as determined by the Board of Directors, shares of common stock subject to such restrictions and conditions as the Board of Directors may determine at the time of grant. Conditions may be based on continuing employment or achievement of pre-established performance goals and objectives. A holder of a restricted stock award may exercise voting rights upon (i) execution of a written instrument setting forth the award and (ii) payment of any applicable purchase.

Restricted stock units. Pursuant to the 2018 Plan, we may grant restricted stock units which entitle the holder, upon vesting of the right, to a number of shares of common stock as determined in the award agreement. The Board of Directors shall determine the restrictions and conditions applicable to each restricted stock unit at the time of grant, and a holder of a restricted stock unit shall only have exercisable rights as a stockholder upon settlement of restricted stock units. Unless otherwise provided in the award agreement, a holder’s rights in all restricted stock units that have not vested shall automatically terminate immediately following the holder’s termination of employment with the Company for any reason.

Unrestricted stock awards. Pursuant to the 2018 Plan, we may grant unrestricted awards of shares of common stock free of any restrictions under the plan. The right to receive shares of unrestricted stock awards on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

Performance share awards. Pursuant to the 2018 Plan, we may grant performance share awards entitling the recipient to acquire shares of common stock upon the attainment of specified performance goals; provided, however, that the Board of Directors, in its discretion, may provide either at the time of grant or at the time of settlement that a performance share award will be settled in cash. The period during which performance is to be measured for performance share awards shall not be less than one year, and such performance share awards, and all rights with respect to such awards, may not be sold, assigned, transferred, pledged or otherwise encumbered.

Dividend equivalent rights. Pursuant to the 2018 Plan, we may grant dividend equivalent rights entitling the recipient to receive credits based on cash dividends that would be paid on the shares of stock specified in the dividend equivalent right (or other award to which it relates). Dividend equivalent rights may be settled in cash or shares of stock or a combination thereof, in a single installment or installments. A dividend equivalent right granted as a component of another award may provide that such dividend equivalent right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such dividend equivalent right shall expire or be forfeited or annulled under the same conditions as such other award.

Federal Income Tax Consequences Relating to Equity Awards.

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option, known as an ISO, under the 2018 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as a capital gain and any loss sustained will be a capital loss and (b) no deduction is allowed to Organogenesis for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, referred to as a disqualifying disposition, then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Organogenesis is entitled to deduct this amount. Any further gain realized is taxed as a capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Non-statutory Stock Options. No income is realized by the optionee at the time a non-statutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Organogenesis receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a capital gain or loss and will not result in any deduction by Organogenesis.

Restricted Stock. Awards of restricted stock that are non-transferable and subject to forfeiture are generally not taxable to the recipient until the shares vest. When the shares vest, the recipient realizes compensation income equal to the difference between the amount paid for the shares and their fair market value at the time of the vesting, and we are entitled to a corresponding deduction. Appreciation in the value of the shares during the vesting period therefore increases the income subject to tax at ordinary income rates at the time of vesting as well as the corresponding deduction we are entitled to take at that time. The tax is payable for the year in which the vesting occurs, regardless of whether the shares are sold at that time. If the recipient is an employee, Organogenesis is required to withhold income and social security taxes from the compensation income (by withholding from shares, from other income of the employee or from a cash payment made by the employee to Organogenesis to cover the withholding taxes).

Instead of being taxed when the shares vest, a recipient may elect to be taxed in the year the shares are awarded by filing a “Section 83(b) election” with the Internal Revenue Service within 30 days after issuance of the restricted shares. The recipient then realizes compensation income in the year of the award equal to the difference between the amount paid for the shares and their fair market value at the time of issuance, and we are entitled to a corresponding deduction at that time.

Unrestricted Stock. Generally, a recipient will be taxed at the time of the grant of the award. The fair market value of the shares at that time will be treated as ordinary income. We receive a tax deduction for the amount reported as ordinary income to the recipient subject to the limitations of Internal Revenue Code Section 162(m). Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock Units. A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. Subject to the limitations of Internal Revenue Code Section 162(m), we receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short or long-term capital gain or loss and will not result in any further deduction by us.

Internal Revenue Code Section 162(m). After enactment of the Tax Cuts and Jobs Act of 2017, United States tax law generally does not allow publicly-held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any of the chief executive officer, the chief financial officer and the next three highest paid executive officers, as well as any officer who was treated as a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, for any year beginning after December 31, 2016 (each, a “covered employee”). As a result, Organogenesis is not entitled to a compensation deduction with respect to awards under the 2018 Plan to a covered employee to the extent the aggregate amount payable results in total compensation in excess of the $1.0 million limit.

Proposed Amendment to the 2018 Plan

On April 29, 2022, our Board of Directors voted, subject to stockholder approval, to amend the 2018 Plan to increase the number of shares of Class A common stock reserved for issuance under the 2018 Plan by [●] shares. As of March 31, 2022, this will bring the total shares available for issuance to [●] shares, subject to adjustment for stock-splits and similar capital changes.

Stockholder approval of the [●] share increase is required under applicable Nasdaq Market Rules as well as to ensure that these shares may be treated as incentive stock options under the Internal Revenue Code. This amendment is intended to provide a sufficient number of shares of common stock for anticipated awards to eligible persons through 202[●].

If Proposal 5 is approved by the requisite stockholders, the Company intends to register the additional shares reserved for issuance under the 2018 Plan by filing a registration statement on Form S-8 following stockholder approval.

New Plan Benefits

The issuance of any awards under the 2018 Plan will be at the discretion of our Board of Directors. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.

Votes Required

The affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting and voted on this proposal will constitute the approval of the amendment to increase the number of shares of our Class A common stock reserved for issuance under our 2018 Plan by [•] shares. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR 2018 EQUITY INCENTIVE PLAN.

PROPOSAL 6: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RSM US LLP currently serves as our independent registered public accounting firm and audited our financial statements for the fiscal year ended December 31, 2022. Our audit committee has retained RSM US LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022.

Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain RSM US LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board Composition

Our board of directors currently consists of [eleven] members, each of whom holds office until their successor has been elected and qualified or until the earlier of their resignation or removal. Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Our certificate of incorporation and bylaws also provide that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

During fiscal year 2020, the Company was a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) listing rule 5615(c) because Alan A. Ades, Albert Erani and Glenn H. Nussdorf, current and former members of our board of directors, together with Dennis Erani, Starr Wisdom and certain of their respective affiliates controlled over 50% of the voting power for the election of the Company’s directors. We refer to this group as the Significant Stockholder Group. As a controlled company, the Company was not required to have and did not have (i) a majority of independent directors on its board of directors, (ii) a nominating/corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. Accordingly, during fiscal year 2021, only the members of our Audit Committee (formerly composed of Mr. Leibowitz, Mr. Wayne Mackie and Mr. Josh Tamaroff, and currently composed of Mr. Leibowitz, Dr. Driscoll and Ms. Duraibabu, all independent directors), had been determined by our board of directors to be “independent directors” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules.

On May 6, 2021, the Company ceased to qualify as a “controlled company” because the Significant Stockholder Group no longer controlled over 50% of the voting power for the election of the Company’s directors. Following the loss of controlled company status, the Nasdaq listing rules require that the Company comply with the independence requirements, as they relate to the nominating committee and compensation committee, on the following phase-in schedule: (1) one independent committee member at the time the Company ceased to be a controlled company, (2) a majority of independent committee members within 90 days of the date the Company ceased to be a controlled company and (3) all independent committee members within one year of the date the Company ceased to be a controlled company. Additionally, the Nasdaq rules provide a 12-month phase-in period from the date the Company ceased to be a controlled company to comply with the majority independent board requirement. On May 7, 2021, the board of directors voted that, consistent with Nasdaq rules, director nominees must either be selected, or recommended for the Board’s selection, by independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate. On August 3, 2021, the board of directors voted to establish a Nominating Committee of the board of directors, consisting of independent directors only. One member of the Company’s compensation committee was independent on May 6, 2021, a majority of the members of our compensation committee were independent by July 16, 2021 and all of the members of the compensation committee were independent by February 15, 2022. The Company must comply with the requirement to have a majority of independent directors on its board of directors by May 6, 2022.

The Significant Stockholder Group and the Company are party to a Controlling Stockholders Agreement dated December 10, 2018. Under the Agreement and subject to certain conditions set forth in the Agreement, Alan Ades has the right to designate two members of our board of directors and Albert Erani and Glenn Nussdorf each has the right to designate one member of our board of directors. The members of the Significant Stockholder Group have agreed to vote for the election to our board of directors of each person so designated. Mr. Ades’ two designees to our board of directors are himself and Robert Ades. Albert Erani’s designee to our board of directors is David Erani. Glenn Nussdorf’s designee to our board of directors is himself.

Board Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day to day leadership and performance of the company, while our Chair, Alan A. Ades, who is not an executive officer, sets the agenda for board meetings and presides over meetings of the board. Our independent directors meet in executive session on a regular basis, without management present.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

The Company has a standing audit committee consisting of Mr. Leibowitz, its chairperson, Dr. Driscoll and Ms. Duraibabu. During 2020 and until May 7, 2021, the audit committee consisted of Mr. Leibowitz, its chairperson, Mr. Mackie and Mr. Tamaroff. From May 7, 2021 until May 24, 2021, the audit committee consisted of Mr. Leibowitz, its chairperson, Mr. Giacomin and Mr. Tamaroff. From May 24, 2021 until November 19, 2021, the audit committee consisted of Mr. Leibowitz, its chairperson, and Mr. Giacomin. From November 19, 2021 until February 15, 2022, the audit committee consisted of Mr. Leibowitz, its chairperson, Ms. Duraibabu and Mr. Giacomin The audit committee is responsible for, among other matters: (i) reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in the Company’s Form 10-K; (ii) discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements; (iii) discussing with management major risk assessment and risk management policies; (iv) monitoring the independence of the independent auditor; (v) verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law; (vi) reviewing and approving related-party transactions (as required pursuant to the Company’s related party transactions policy); (vii) inquiring and discussing with management the Company’s compliance with applicable laws and regulations; (viii) pre-approving all audit services and permitted non-audit services to be performed by the Company’s independent auditor, including the fees and terms of the services to be performed; (ix) appointing or replacing the independent auditor; (x) determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and (xi) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.

Our board of directors has determined that each member of the audit committee: (i) satisfies the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) of the Exchange Act and (ii) meets the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The board of directors has also determined that Mr. Leibowitz and Ms. Duraibabu each qualify as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.

The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The audit committee met in person or by telephone six times during fiscal year 2021.

Compensation Committee

The Company has a standing compensation committee consisting of Mr. Giacomin, its chairperson, Ms. Duraibabu and Mr. Leibowitz. From November 3, 2020 until May 7, 2021, the compensation committee consisted of Mr. Mackie, its chairperson, Mr. Alan Ades and Mr. Leibowitz. From May 7, 2021 until May 24, 2021, the compensation committee consisted of Mr. Tamaroff, its chairperson, Mr. Alan Ades and Mr. Leibowitz. From May 24, 2021 until July 16, 2021, the compensation committee consisted of Mr. Alan Ades and Mr. Leibowitz. From July 16, 2021 until February 15, 2022, the compensation committee consisted of Mr. Leibowitz, its interim chairperson, Mr. Alan Ades and Mr. Giacomin. Currently, all of the members of our compensation committee are independent. The compensation committee is responsible for recommending to the board of directors the compensation philosophy and policies of the Company in general and for its executive officers in particular. The objectives of the Company’s senior management compensation program are to align compensation with business objectives, individual performance, and the interests of the Company’s stockholders; motivate and reward high levels of performance; recognize and reward the achievement of Company goals; and enable the Company to attract, retain, and reward the highest quality executive talent. Among other things, the compensation committee: (i) reviews and recommends for approval by the board of directors, executive officer compensation, including salary, bonus, and short term and long term incentive compensation levels (including equity compensation) and the corporate goals and objectives relevant to executive officer compensation; (ii) oversees the evaluation of the chief executive officer and other executive officers of the Company; (iii) retains a recognized independent compensation consultant (that meets certain independence factors) to assess the competitiveness of the Company’s compensation levels and practice applicable to the executive officers and directors of the Company; (iv) reviews and makes recommendations to the board of directors with respect to the Company’s employee benefit plans, including all incentive-compensation plans and equity-based plans; (v) reviews and makes recommendations to the board of directors with respect to the compensation of independent directors, committee chairpersons, and committee members, consistent with any applicable requirements of the Nasdaq rules; (vi) reviews any stockholder proposals related to compensation matters and makes recommendations to the board of directors regarding those proposals; (vii) prepares and approves for inclusion in the Company’s annual proxy statement and annual report on Form 10-K the report on executive compensation, if required by the rules of the Securities and Exchange Commission; (viii) to the extent that the Company is required to include a compensation discussion and analysis (CD&A) section in the Company’s Annual Report on Form 10-K or annual proxy statement, reviews and discusses with the Company’s management the CD&A, and based on such review and discussion, determines whether to recommend to the board of directors that the CD&A be so included; and (ix) reviews and discusses with management the Company’s plans and practices to provide that our compensation programs, plans or practices do not encourage employees to take unnecessary risk that could threaten the Company.

The compensation committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The compensation committee met in person or by telephone five times during fiscal year 2021.

Nominating Committee

The Company has a standing nominating committee consisting of Mr. Giacomin, its chairperson, Dr. Driscoll and Mr. Leibowitz. During 2021 and until February 15, 2022, the nominating committee consisted of Mr. Giacomin, its chairperson, and Mr. Leibowitz. The board of directors has determined that each director of the nominating committee is independent under applicable Nasdaq listing rules. The nominating committee is responsible for, among other matters: (i) identifying, reviewing, evaluating and communicating with candidates qualified to become board members or nominees for directors of the board consistent with criteria approved by the board; (ii) recommending to the board the persons to be nominated for election as directors at any meeting of stockholders and the persons (if any) to be elected by the board to fill any vacancies or newly created directorships that may occur between such meetings; (iii) overseeing the Company’s corporate governance functions and developing, recommending to the board and updating as necessary a set of corporate governance guidelines applicable to the Company and assisting the board in complying with them; (iv) overseeing the evaluation of the board; (v) recommending to the board the members of the board to serve on committees of the board; and (vi) making other recommendations to the board relating to the directors of the Company.

The nominating committee operates under a written charter adopted by the board of directors, which is available in the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. The nominating committee met in person or by telephone two times during fiscal year 2021.

Compensation Committee Interlocks and Insider Participation

From November 3, 2020 until May 7, 2021, the compensation committee consisted of Mr. Mackie, its chairperson, Mr. Alan Ades and Mr. Leibowitz. From May 7, 2021 until May 24, 2021, the compensation committee consisted of Mr. Tamaroff, its chairperson, Mr. Alan Ades and Mr. Leibowitz. From May 24, 2021 until July 16, 2021, the compensation committee consisted of Mr. Alan Ades and Mr. Leibowitz. From July 16, 2021 until February 15, 2022, the compensation committee consisted of Mr. Leibowitz, its interim chairperson, Mr. Alan Ades and Mr. Giacomin. Currently, all of the members of our compensation committee are independent. As disclosed herein, decisions about the compensation of our executive officers are made by our board of directors based upon the recommendation of our compensation committee. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our compensation committee or board of directors. None of the members of our board of directors is an officer or employee of our company nor has any of them ever been an officer or employee of our company, in each case, other than Mr. Gillheeney.

Code of Ethics and Conduct; Corporate Governance Guidelines

We have adopted a written code of ethics and conduct that applies to our directors, executive officers and employees, as well as corporate governance guidelines. Copies of the code of ethics and conduct and our corporate governance guidelines are posted on the Investor Relations (Investors > Corporate Governance > Documents & Charters) section of our website, which is located at www.organogenesis.com. If we make any substantive amendments to the code of ethics and conduct or grant any waivers from the code of ethics and conduct for any executive officer or director, we will disclose the nature of such amendment or waiver on our website or in a Form 8-K.

Policy Regarding Hedging

We have adopted a policy that prohibits our officers, directors or employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2021 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, except that six Form 4 filings with respect to eight sales of securities by Starr Wisdom were not timely filed, a Form 4 filing with respect to a sale of securities by Dennis Erani was not timely filed, and a Form 4 filing with respect to two share purchase transactions by Michael W. Katz was not timely filed.

Meetings of the Board of Directors

Our board of directors met in person or by telephone 13 times during fiscal year 2021. No director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of any committee of the Board on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2021.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend our annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Nominations

Since we are no longer a controlled company and are now required under the Nasdaq listing rules to maintain a nominating committee comprised entirely of independent directors, the board of directors voted to establish a nominating committee consisting of Mr. Giacomin, its chairperson, and Mr. Leibowitz, on August 3, 2021. Each year, the nominating committee recommends to our board of directors and our board of directors proposes to our stockholders a slate of director nominees for election at the annual meeting of stockholders. In identifying and evaluating candidates for membership on the board of directors, the nominating committee may take into account all factors it considers appropriate, which may include experience, qualifications, attributes, skills, diversity and other characteristics in the context of the current make-up of the board of directors and the needs of the board of directors given the circumstances of the Company. In proposing nominees for our board of directors, the nominating committee takes into account the designation rights of the Significant Stockholder Group as set forth in the Controlling Stockholders Agreement dated as of December 10, 2018. Stockholders may also recommend candidates for election to the board of directors, as described below. We do not have a formal diversity policy for directors. The nominating committee identifies director candidates based on input provided by a number of sources, including from members of the board of directors, stockholders and members of management.

The board of directors and nominating committee value the input of stockholders in identifying director candidates. Accordingly, the nominating committee considers recommendations for director candidates submitted by stockholders using substantially the same criteria it applies to recommendations from directors and members of management. Any such nominations should be submitted to the board of directors by mail in care of the Company’s Corporate Secretary at 85 Dan Road, Canton, Massachusetts 02021 and be accompanied by the information required by the bylaws. The written recommendation should be submitted within the time frame described in the bylaws.

Board of Directors Diversity Matrix

In accordance with Nasdaq’s recently adopted board diversity listing standards, we are also disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (As of [●], 2022)
Total Number of Directors	[11]
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	[1]	[7]	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	[1]	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	[7]	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Communications with our Board of Directors

Stockholders wishing to communicate with our board of directors should send correspondence to the attention of our Corporate Secretary at our offices located at 85 Dan Road, Canton, Massachusetts 02021, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder, the number of shares held and the address, telephone number and e-mail address, if any, of the stockholder. Our Corporate Secretary will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee thereof. Our Corporate Secretary will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Corporate Secretary, our board of directors may elect to adopt more elaborate screening procedures.

Director Compensation

Our board of directors has approved a compensation program under which our independent directors (currently Ms. Duraibabu, Dr. Driscoll, Messrs. Giacomin, Leibowitz and [●] and [●]) are entitled to receive the following annual retainer and committee fees for their service as directors:

•	for service as a director, an annual retainer of $50,000 (increased to $55,000 effective April 1, 2022);

•	for service as a chair of the audit committee, $105,000 (decreased to $40,000 effective April 1, 2022);

•	for service as a member of the audit committee other than as chair, $10,000;

•	for service as a chair of the compensation committee, $95,000 (decreased to $20,000 effective April 1, 2022);

•	for service as a member of the compensation committee other than as chair, $10,000;

•	for service as a chair of the nominating committee, $20,000 (decreased to $15,000 effective April 1, 2022); and

•	for service as a member of the nominating committee other than as a chair, $10,000 (decreased to $7,500 effective April 1, 2022).

On August 3, 2021, our board of directors appointed Mr. Leibowitz as interim chair of the compensation committee. As compensation for his service as interim chair of the compensation committee, our board of directors awarded Mr. Leibowitz 5,000 restricted stock units that vest on August 3, 2022, subject to continued service on our board of directors. Mr. Leibowitz did not receive any other compensation for his service as interim chair of the compensation committee. Mr. Giacomin was appointed chair of the compensation committee effective February 15, 2022.

Retainer and committee fees are paid in arrears. The independent directors who served on our board of directors in fiscal year 2021 were Messrs. Leibowitz, Mackie (until May 7, 2021), Tamaroff (until May 24, 2021), Mr. Giacomin (since May 7, 2021) and Ms. Duraibabu (since November 19, 2021). Messrs. Leibowitz, Mackie and Tamaroff each received an option award with respect to 30,000 shares of our Class A common stock in connection with their initial election to our board of directors in December 2018, which vested annually over three years, subject to continued service. We planned also to make an annual option grant to each of our independent directors with respect to 20,000 shares of our Class A common stock, vesting annually over three years, subject to continued service. However, our board of directors decided instead to make discretionary equity grants to our independent directors each year. Those discretionary grants consisted of the following equity awards to each independent director: (1) a grant in April 2020 of 18,564 restricted stock units, which vested on April 1, 2021; (2) a grant in February 2021 of 6,318 restricted stock units, which vested on April 1, 2022; (3) a grant in February 2021 of 5,482 restricted stock units, which vested on February 16, 2022; and (4) a grant in February 2022 of 20,547 restricted stock units, which will vest on February 15, 2023, subject to continued service. All non-employee directors are reimbursed for customary business expenses incurred in connection with attending board and committee meetings. Mr. Giacomin received a grant of 5,319 restricted stock units upon his initial election to the board of directors which vests in equal annual installments over three years beginning May 7, 2021, Ms. Duraibabu received a grant of 11,340 restricted stock units upon her initial election to the board of directors which vests in equal annual installments over three years beginning November 19, 2021. Dr. Driscoll received a grant of 20,547 restricted stock units upon his initial election to the board of directors which will vest on February 15, 2023, subject to continued service.

The following table sets forth information regarding compensation awarded to, earned by or paid to our non-employee directors in connection with their service for the year ended December 31, 2021. We do not pay any compensation to our President and Chief Executive Officer in connection with his service on our board of directors. See “Executive Compensation” for a discussion of the compensation of Mr. Gillheeney.

Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Alan A. Ades	—	—	—
Robert Ades	—	—	—
Prathyusha Duraibabu(5)	7,011	112,493	119,504
Michael Driscoll(3)	—	—	—
David Erani	—	—	—
Jon Giacomin(4)	52,762	112,497	165,259
Arthur S. Leibowitz	169,103	235,474	404,577
Wayne Mackie(4)	77,500	161,424	238,924
Glenn H. Nussdorf	—	—	—
Joshua Tamaroff(5)	23,901	161,424	185,325

(1)	Represents amount earned or paid for service as a director during fiscal year 2021.

(2)

Represents the grant date fair value of restricted stock unit awards granted in fiscal year 2021 in accordance with ASC 718. See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts. The fair value of the restricted stock units was based on the fair market value of the Company’s stock on the date of grant.

(3)	Dr. Driscoll was elected to the Board of Directors on February 15, 2022.
(4)	Mr. Mackie resigned as a director effective May 7, 2021. The board of directors elected Mr. Giacomin to fill the vacancy created by his resignation effective May 7, 2021.
(5)	Mr. Tamaroff resigned as a director effective May 24, 2021. The board of directors elected Ms. Duraibabu to fill the vacancy created by his resignation effective November 19, 2021.

The table below shows the aggregate number of option awards and restricted stock unit awards held as of December 31, 2021 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2021	Stock Awards Outstanding at December 31, 2021
Alan A. Ades	—	—
Robert Ades	—	—
Prathyusha Duraibabu	—	11,340
David Erani	—	—
Jon Giacomin	—	5,319
Arthur S. Leibowitz	30,000	35,364
Glenn H. Nussdorf	—	—

Our Management

The following table sets forth information with respect to our executive officers as of April 1, 2022:

Name	Age	Position
Gary S. Gillheeney, Sr.	67	President, Chief Executive Officer and Director
David C. Francisco	56	Chief Financial Officer
Patrick Bilbo	60	Chief Operating Officer
Lori Freedman	55	Vice President and General Counsel
Brian Grow	46	Chief Commercial Officer
Antonio S. Montecalvo	56	Vice President, Health Policy

For biographical information concerning Gary S. Gillheeney, Sr., see “Proposal 1—Election of Directors.”

David C. Francisco has served as our Chief Financial Officer since 2021. Prior to joining Organogenesis, he spent twenty years at PerkinElmer, Inc., most recently serving as Vice President and Treasurer from 2017 until 2021. Mr. Francisco also served as interim Chief Financial Officer of PerkinElmer’s Discovery and Analytical Sciences segment for part of 2017, and from 2014 until 2016 he served as Vice President and Treasurer of PerkinElmer, as a Financial and Planning Analysis leader at PerkinElmer and as Chief Financial Officer of PerkinElmer’s Human Health business. Mr. Francisco holds an M.B.A. in Finance from Bentley College and a B.S. in Industrial Engineering & Operations Research from the University of Massachusetts, Amherst.

Patrick Bilbo has served as our Chief Operating Officer since 2017. Previously, he served as our Senior Vice President, Regulatory, Government Affairs and Administration and other executive positions from 1999 to 2017. Prior to joining Organogenesis, he was Director, Regulatory and Clinical Affairs, for Cytyc Corporation from 1994 to 1998. Mr. Bilbo earned an M.B.A. from the Boston University Questrom School of Business, an M.A. in Biology and an M.A. in Technology Strategy and Policy from the Boston University Graduate School of Arts & Sciences, and a B.S. degree in Biology from Syracuse University.

Lori Freedman has served as our Vice President and General Counsel since 2018 and as our General Counsel since 2017. Previously, she served as Vice President, Corporate Affairs, General Counsel and Secretary of pSivida Corp. (n/k/a EyePoint Pharmaceuticals), a specialty biopharmaceutical company, from 2005 to 2016, as Vice President, Corporate Affairs, General Counsel and Secretary of Control Delivery Systems, a biotechnology company, from September 2001 to December 2005 (when it was acquired by pSivida Corp.), as Vice President, Business Development of Macromedia, a computer software company, from March 2001 to September 2001, and as Vice President, General Counsel for Allaire Corporation, a computer software company, from 1998 to 2001. Mrs. Freedman holds a J.D. from the Boston University School of Law and a B.A. in economics and psychology from Brandeis University.

Brian Grow has served as our Chief Commercial Officer since 2017. Since 2004, he has served in a number of roles at Organogenesis with increasing responsibility, including as our Director of Sales, Commercial Operations, from 2013 to 2016, Associate Director, Marketing, from 2012 to 2013, Project Manager—Apligraf from 2011 to 2013, Regional Sales Manager from 2006 to 2011 and Tissue Regeneration Specialist from 2004 to 2006. Prior to joining Organogenesis, he was a pharmaceutical sales representative for Bristol-Myers Squibb from 2003 to 2004 and a tissue engineering specialist for Innovex/Novartis from 2000 to 2003. Mr. Grow earned a B.A. in Psychology from William Jewell College.

Antonio S. Montecalvo has served as our Vice President, Health Policy since 2022. Previously, he served as our Vice President, Health Policy and Contracting from 2017 to 2021. Since 2003, he has served in various roles at Organogenesis, including as Director of Customer Support Services from 2003 to 2006. Prior to joining Organogenesis, Mr. Montecalvo served as Director of Accounting for Innovative Clinical Solutions, LTD from 2000 to 2003, as Senior Contracts Specialist for UnitedHealth Group from 1996 to 2000 and as a Senior Accountant for Piccerelli, Gilstein & Company, LLP from 1994 to 1996. Mr. Montecalvo holds a B.S. in Accounting from the University of Rhode Island.

EXECUTIVE COMPENSATION

Executive Summary

The compensation of our executive officers is determined by our board of directors based upon the recommendation of our compensation committee. Our formal annual compensation review process generally takes place during the first half of each fiscal year, after the results of the previous fiscal year are known. Annual discretionary cash bonuses for the completed fiscal year, if any, and long-term equity-based incentive compensation awards, if any, are awarded by the board of directors on a discretionary basis based upon the recommendation of the compensation committee, generally during the first half of each fiscal year, after a review of the previous fiscal year’s results.

In making their recommendations and determinations, our compensation committee and our board of directors take into account publicly available information concerning the compensation practices of other, similarly situated companies in the biotechnology, medical technology and biopharmaceutical industries. This information is used by the compensation committee and the board of directors informally and primarily for purposes of comparison to ascertain whether our compensation practices for our executive officers are broadly competitive. Our Chief Executive Officer makes recommendations with regard to the compensation of our executive officers, which are reviewed by the compensation committee and the board of directors. Executive officers (including Mr. Gillheeney) do not participate in the compensation committee’s recommendation regarding and the board’s determination of their own annual compensation.

In connection with its recommendations to the board of directors, the compensation committee periodically retains an independent compensation consultant to assess the competitiveness of the Company’s compensation levels and practice applicable to the Company’s executive officers. Nonetheless, the determinations made by the members of our compensation committee and board of directors are guided to a significant degree by their collective judgment and experience. During fiscal year 2021, the compensation committee engaged Pearl Meyer & Partners, LLC as an independent compensation consultant to advise on executive officer and board compensation.

Our compensation committee and board of directors has reviewed our compensation programs and believes that our compensation programs have not encouraged or rewarded excessive or inappropriate risk taking.

Summary Compensation Table for Fiscal Year 2021

The following table sets forth information regarding compensation earned by our President and Chief Executive Officer and our two next most highly paid executive officers who served during fiscal year 2021. We refer to these individuals as our named executive officers, or NEOs.

Name	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Bonus ($)(3)	All Other Compensation ($)(4)	Total ($)
Gary S. Gillheeney, Sr.	2021	834,637	2,113,992	706,244	699,200	76,684	4,430,757
President and Chief Executive Officer	2020	823,174	603,344	296,288	750,000	68,403	2,541,209
Patrick Bilbo	2021	433,972	442,378	147,498	262,200	45,288	1,331,336
Chief Operating Officer	2020	397,256	232,926	114,358	295,000	37,783	1,077,323
David Francisco	2021	331,731	658,558	218,746	213,875	7,585	1,430,495
Chief Financial Officer

(1)

Represents the grant date fair value of option awards granted in fiscal year 2020 and 2021 calculated in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”). See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts.

(2)

Represents the fair value of restricted stock unit awards granted in fiscal year 2020 and 2021 calculated in accordance with ASC 718. See Note 14 of the notes to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported in this column for fiscal 2020 and 2021 represent the discretionary bonuses earned by our NEOs.
(4)

“All Other Compensation” for fiscal 2021 includes: (i) for Mr. Gillheeney, (a) $37,086 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $15,407, (c) $12,191 representing the cost of group term life insurance, (d) $1,650 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,650 and (f) $8,700 representing employer matching contributions under our 401(k) plan;

(ii) for Mr. Bilbo, (a) $18,044 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,496, (c) $6,245 representing the cost of group term life insurance, (d) $1,391 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $1,391 and (f) $8,700 representing employer matching contributions under our 401(k) plan; and

(iii) for Mr. Francisco, (a) $3,200 representing the cost of group term life insurance, (b) $1,284 representing the cost of long-term disability insurance premiums, (c) a tax gross-up on the amount specified in (b) above of $1,284 and (f) $2,195 representing employer matching contributions under our 401(k) plan.

“All Other Compensation” for fiscal 2020 includes:

(i) for Mr. Gillheeney, (a) $36,096 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $14,995, (c) $12,661 representing the cost of group term life insurance, (d) $1,087 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $768 and (f) $2,796 representing employer matching contributions under our 401(k) plan; and

(ii) for Mr. Bilbo, (a) $16,905 representing the costs related to a leased automobile, (b) a tax gross-up on the amount specified in (a) above of $7,023, (c) $3,480 representing the cost of group term life insurance, (d) $1,289 representing the cost of long-term disability insurance premiums, (e) a tax gross-up on the amount specified in (d) above of $536 and (f) $8,550 representing employer matching contributions under our 401(k) plan.

Narrative Disclosure to Summary Compensation Table

Employment Agreements, Severance and Change in Control Arrangements

We have entered into employment agreements or employment letter agreements with our named executive officers. The agreements generally provide for at-will employment and set forth the NEO’s initial base salary, and eligibility for employee benefits. In addition, each of our NEOs is subject to confidentiality obligations and has agreed to assign to us any inventions developed during the term of their employment.

Agreement with Mr. Gillheeney

We entered into an employment agreement with Mr. Gillheeney, dated February 1, 2007. The agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2022, Mr. Gillheeney’s annual base salary was increased from $825,000 to $875,000, and he is currently eligible to receive a target annual performance bonus of 100% of his base salary. In August 2018 our board of directors agreed that if Mr. Gillheeney is terminated involuntarily without cause or he resigns with good reason, these terms as defined in the employment agreement, he is entitled to the following (subject to his execution of a release in form and substance reasonably satisfactory to us): (i) his then current annual base salary payable in 12 equal monthly installments, (ii) a continuation of benefit coverage for one (1) year, and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.

Agreement with Mr. Bilbo

We entered into an employment letter agreement with Mr. Bilbo, dated February 14, 2017. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2022, Mr. Bilbo’s annual base salary was increased from $428,000 to $455,000 and he is currently eligible to receive a target annual performance bonus of 70% of his base salary.

Agreement with Mr. Francisco

We entered into an employment letter agreement with Mr. Francisco, dated January 13, 2021. The letter agreement provides for “at-will” employment and sets forth certain agreed upon terms and conditions of employment. As of April 1, 2022, Mr. Francisco’s annual base salary was increased from $375,000 to $405,000 and he is currently eligible to receive a target annual performance bonus of 60% of his base salary.

Change in Control Arrangements

We and each of our executive officers entered into a Change in Control Retention Agreement (the “Change in Control Agreement”) effective May 10, 2021. Pursuant to the Change in Control Agreement, if the executive’s employment is terminated during the twenty-four month period following a “Change in Control” (a) by us without “Cause” or (b) by the executive upon the occurrence of an “Event of Constructive Termination” (as those terms are defined in the Change in Control Agreement), the executive will receive from us: (i) a lump-sum amount equal to one times (two times in the case of Mr. Gillheeney, our Chief Executive Officer) the executive’s base annual salary and the executive’s annual target bonus, in each case at the highest rate in effect at any time during the 12 months immediately preceding the termination of the executive’s employment with us; (ii) for up to 12 months (24 months in the case of Mr. Gillheeney) following the executive’s termination of employment, payment of the difference between the cost of COBRA continuation coverage for the executive and any dependent who received health insurance coverage prior to such termination, and any premium contribution amount applicable to the executive as of such termination; and (iii) full acceleration of the vesting of any time-based equity awards held by the executive. Our obligation to provide the foregoing benefits is subject to the executive entering into a new noncompetition agreement with us and the effectiveness of a release of claims executed by the executive in favor of us.

We and each of our independent directors entered into a Change in Control Retention Agreement (the “Director Change in Control Agreement”). Pursuant to the Director Change in Control Agreement, if the director is serving on our board of directors immediately prior to a Change in Control, the director will receive full acceleration of the vesting of any time-based equity awards held by the director.

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options and restricted stock units held by our named executive officers as of December 31, 2021.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Gary S. Gillheeney, Sr.	519,860	—		0.99	7/24/2023	7/24/2013
	664,804	—		0.99	8/21/2024	8/21/2014
	1,637,631	—		0.99	12/8/2024	12/8/2014
	29,760	435,632	(2)	4.04	4/22/2030	4/22/2020
	—	395,289	(3)	13.68	2/16/2031	2/16/2021
							82,810	765,164
Patrick Bilbo	152,250	—		1.18	4/22/2030	4/22/2020
	142,100	—		3.46	5/4/2027	5/4/2017
	60,900	40,600	(4)	3.46	5/4/2027	5/4/2017
	56,046	168,139	(2)	4.04	4/22/2030	4/22/2020
	—	82,556	(3)	13.68	2/16/2031	2/16/2021
							25,103	231,952
David Francisco	—	43,239	(5)	12.74	2/15/2031	2/15/2021
	—	83,955	(3)	13.68	2/16/2031	2/16/2021
							8,224	75,990

(1)

The market values of the awards set forth in this table are based on the number of awards shown multiplied by the closing price of our common stock on December 31, 2021 ($9.24), as reported by the Nasdaq Capital Market.

(2)	The option becomes exercisable in equal annual installments over four years beginning April 1, 2020, subject to continued employment.
(3)	The option becomes exercisable in equal annual installments over four years beginning February 16, 2021, subject to continued employment.
(4)

Twenty percent of the shares underlying this option vested on the vesting start date, January 30, 2019, and the option vested/vests with respect to an additional 20% of the shares on each anniversary of the vesting start date thereafter, such that the option will be vested in full on January 30, 2023, subject to continued employment.

(5)	The option becomes fully exercisable on February 15, 2022, subject to continued employment.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5 percent Stockholders

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 10, 2022, by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock (i) underlying RSUs that will vest within 60 days of April 10, 2022 or (ii) subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 10, 2022, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 129,074,477 shares of our common stock outstanding as of April 10, 2022. The number of outstanding shares beneficially owned by each stockholder below was obtained from the most recent publicly filed information, as applicable.

Name and Address of Beneficial Owner(1)	Number of Shares	Right to Acquire	Total	Percentage of Shares Outstanding
5%+ Stockholders
Significant Stockholder Group(2)	59,448,027	—	59,448,027	46.1%
Organo PFG LLC and affiliated entities(3)	11,131,474	—	11,131,474	8.6%
Deerfield Mgmt, L.P.(4)	8,456,876	—	8,456,876	6.6%
BlackRock, Inc.(5)	8,239,832	—	8,239,832	6.4%
Michael W. Katz(6)	1,479,062	60,000	1,539,062	1.2%
Directors and Named Executive Officers
Gary S. Gillheeney, Sr.	35,233	3,096,089	3,131,322	2.4%
Alan A. Ades(7)	26,375,746	—	26,375,746	20.4%
Robert Ades	—	—	—	—
Michael J. Driscoll	—	—	—	—
Prathyusha Duraibabu	—	—	—	—
David Erani	—	—	—	—
Jon Giacomin	—	1,773	1,773	*
Arthur S. Leibowitz	42,307	30,000	72,307	*
Glenn H. Nussdorf(8)	14,963,663	—	14,963,663	11.6%
[●]	—	—	—	—
[●]	—	—	—	—
Patrick Bilbo	105,133	508,281	613,414	*
David Francisco	5,308	64,228	69,536	*
All directors and executive officers as a group ([16] individuals)(9)	41,561,613	4,372,779	45,934,392	34.4%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Organogenesis Holdings Inc., 85 Dan Road, Canton, Massachusetts 02021.
(2)

Alan A. Ades, Albert Erani, Glenn H. Nussdorf, Dennis Erani, Starr Wisdom and certain of their respective affiliates, including Organo PFG LLC, Organo Investors LLC, Dennis Erani 2012 Issue Trust, Alan Ades as Trustee of the Alan Ades 2014 GRAT, Albert Erani Family Trust dated 12/29/2012, RED Holdings, LLC, GN 2016 Family Trust u/a/d August 12, 2016 and GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, who we refer to collectively as the Significant Stockholder Group, control a significant amount of the voting power of the outstanding Class A common stock. The Significant Stockholder Group reported that they hold their shares of our stock as part of a group (as defined in Section 13(d)(3) of the Exchange Act) for the purposes of reporting beneficial ownership of the Company’s securities in an Amendment No. 6 to Schedule 13D filed on December 30, 2021.

(3)

Consists of (i) 8,279,490 shares of Class A common stock held by Organo PFG LLC and (ii) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Alan A. Ades and Albert Erani are managing members of Organo PFG LLC and of Organo Investors LLC and they share voting and investment power over the shares of Class A common stock held by each entity. Each of Mr. Ades and Mr. Erani disclaim beneficial ownership of the shares of Class A common stock held by each of Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein. The address of each of the foregoing is c/o Rugby Realty Co., Inc., 300 Lighting Way, Secaucus, NJ 07094.

(4)

Consists of 8,456,876 shares of Class A common stock held by Deerfield Partners, L.P., of which Deerfield Mgmt, L.P. is the general partner and Deerfield Management Company, L.P. is the investment advisor. Deerfield Partners, L.P. shares voting and dispositive power with respect to the 8,456,876 shares of Class A common stock with Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and James E. Flynn according to a Schedule 13G filed with the SEC on February 11, 2022. The address of each of the foregoing is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(5)

Consists of 8,239,832 shares of Class A common stock held by BlackRock, Inc., and its subsidiaries (collectively, “BlackRock”). BlackRock had sole voting power with respect to 8,202,597 shares and sole dispositive power with respect to 8,239,832 shares according to a Schedule 13G filed with the SEC on February 4, 2022. The address of the foregoing is 55 East 52nd Street, New York, NY 10055.

(6)

Consists of: (i) 60,382 shares of Class A common stock, (ii) 1,418,680 shares of Class A common stock (the “Trust Shares”) held by the GN 2016 Family Trust u/a/d August 12, 2016 (the “Trust”) and (iii) 60,000 shares of Class A common stock underlying stock options that are exercisable as of April 10, 2022, or will become exercisable within 60 days after such date. Mr. Katz is the trustee of the Trust, a stockholder of the issuer that is a member of a group holding over 10% of the outstanding shares of Class A common stock of the issuer for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Katz exercises voting and investment control over the Trust Shares, but Mr. Katz does not have a pecuniary interest in the Trust Shares.

(7)

Consists of (i) 8,406,498 shares of Class A common stock, (ii) 6,837,774 shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, (iii) 8,279,490 shares of Class A common stock held by Organo PFG LLC and (iv) 2,851,984 shares of Class A common stock held by Organo Investors LLC. Mr. Ades exercises voting and investment power over the shares of Class A common stock held by Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC. Mr. Ades disclaims beneficial ownership of the shares of Class A common stock held by each of Alan Ades as Trustee of the Alan Ades 2014 GRAT, Organo PFG LLC and Organo Investors LLC, except to the extent of his pecuniary interest therein.

(8)

Consists of (i) 2,783,663 shares of Class A common stock, (ii) 1,418,680 shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016 and (iii) 10,761,320 shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Nussdorf exercises voting and investment power over the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016. Mr. Michael Katz, as trustee, exercises and Mr. Nussdorf may be deemed to exercise voting and investment power over the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016. Mr. Nussdorf disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Organo 10-Year GRAT u/a/d September 30, 2016, except to the extent of his pecuniary interest therein, and each of Mr. Nussdorf and Mr. Katz disclaims beneficial ownership of the shares of Class A common stock held by GN 2016 Family Trust u/a/d August 12, 2016, except to the extent of his pecuniary interest therein. The address of each of the foregoing (other than Mr. Katz) is 35 Sawgrass Drive, Bellport, NY 11713.
(9)

Consists of (i) 41,561,613 shares of Class A common stock, (ii) 4,368,918 shares of Class A common stock underlying stock options that are exercisable as of April 10, 2022 or will become exercisable within 60 days after such date and (iii) 3,861 shares of Class A common stock underlying restricted stock units that will vest within 60 days of April 10, 2022. As to disclaimers of beneficial ownership, see footnotes (2), (7) and (8) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act and the policy, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person (including our executive officers, directors and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders), had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee (formerly composed of Mr. Leibowitz, Mr. Mackie and Mr. Tamaroff, and currently composed of Mr. Leibowitz, Dr. Driscoll and Ms. Duraibabu, all independent directors), but only those independent directors who are disinterested, is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. The disclosure below covers related party transactions that have occurred since January 1, 2020.

Agreements with Our Stockholders

Leases with Significant Stockholder Group

The buildings we occupy in Canton, Massachusetts are owned by entities that are controlled by Alan Ades, Albert Erani, Dennis Erani and Glenn Nussdorf. These entities are: 65 Dan Road SPE, LLC; 65 Dan Road Associates; 85 Dan Road Associates; Dan Road Associates; and 275 Dan Road SPE, LLC. Mr. Ades, Mr. Albert Erani and Mr. Nussdorf are current and former members of our board of directors and greater than 5% stockholders. Mr. Ades and Mr. Albert Erani are first cousins. Together, Mr. Ades, Mr. Albert Erani, Mr. Dennis Erani and Mr. Nussdorf and certain of their respective affiliates, control a significant amount of the voting power of our outstanding Class A common stock.

On January 1, 2013, we entered into a capital lease with 65 Dan Road SPE, LLC related to the facility at 65 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $858,800 in each of 2020 and 2021. As of December 31, 2021, we had accrued, unpaid rent of $1,046,060 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $62,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $69,000 per month and increased by 10% on January 1, 2022 to approximately $75,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The original lease term expires on December 31, 2022. In November 2021 we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with 85 Dan Road Associates related to the facility at 85 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,083,600 in each of 2020 and 2021. As of December 31, 2021, we had accrued, unpaid rent of $2,222,756 due under the lease. Under the lease, we were required to make monthly rent payments of $77,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $85,000 per month and increased by 10% on January 1, 2022 to approximately $93,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022. In November 2021 we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into a capital lease with Dan Road Equity I, LLC related to the facility at 150 Dan Road, Canton, Massachusetts. We made aggregate payments under the lease of $1,328,060 in each of 2020 and 2021. As of December 31, 2021, we had accrued, unpaid rent of $2,003,909 due under the lease. Under the lease, we were required to make monthly rent payments of approximately $95,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $105,000 per month and increased by 10% on January 1, 2022 to approximately $115,000 per month. In addition to the monthly rent payments, we are responsible for reimbursing the landlord for taxes and insurance on the property. The lease term expires on December 31, 2022. In November 2021 we exercised our option to extend the lease term through December 31, 2027.

On January 1, 2013, we entered into capital lease arrangements with 275 Dan Road SPE, LLC for the property located on 275 Dan Road, Canton, Massachusetts (“275 Dan Road”). We made aggregate payments under the lease of $1,267,200 and $773,264 in 2020 and 2021, respectively. Under the lease, we were required to make monthly rent payments of approximately $92,000 through December 31, 2018. The monthly rent payments increased by 10% on January 1, 2019 to approximately $101,000 per month. In addition to the monthly rent payments, we were responsible for reimbursing the landlord for taxes and insurance on the property. On August 11, 2021, we purchased the land, building and improvements located at 275 Dan Road from 275 Dan Road SPE, LLC (the “Seller”) for a purchase price of $6 million, which we paid at closing. In connection with the purchase of the property, the 275 Dan Road lease was terminated. The purchase and sale of 275 Dan Road was completed pursuant to a Purchase and Sale Agreement dated as of August 11, 2021 by and between us and the Seller (the “Purchase and Sale Agreement”). Under the Purchase and Sale Agreement, we agreed to pay the Seller deferred rent of $5,062,788 that was owed to the Seller under the 275 Dan Road lease (the “Deferred Rent”) and accrued interest thereon (the “Accrued Interest”), which was equal to $1,053,751 as of June 30, 2021. We paid the Seller one-half of the Deferred Rent and Accrued Interest in November 2021 and have paid or will pay the remainder in five equal installments with interest on the balance of the Deferred Rent only at an annual simple rate of 4.5% on January 4, 2022, April 1, 2022, July 1, 2022, October 3, 2022 and January 3, 2023. Other than the payment of Deferred Rent and Accrued Interest, we were not required to pay any fees or penalties in connection with the termination of the 275 Dan Road lease.

On August 6, 2019, we entered into a Letter Agreement (the “Letter Agreement”) with Dan Road Associates LLC, 85 Dan Road Associates LLC, 275 Dan Road SPE LLC and 65 Dan Road SPE LLC (collectively, the “Landlords”) pursuant to which we agreed that each Landlord shall be entitled to receive interest on the accrued but unpaid rent obligations under the leases described above as of March 14, 2019, which totaled $10,335,513.47 (the “Lease Debt”) for the period commencing April 1, 2019. The interest on the Lease Debt accrues at a rate per annum equal to the greater of (A) the prime rate plus three and three-quarters of one percent (3.75%) and (B) nine and one-quarter of one percent (9.25%), which is the rate applicable to the term loans under that certain Credit Agreement dated as of March 14, 2019, as amended, among us, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent. Accrued interest on the Lease Debt is payable in cash on the date when the Lease Debt is repaid (as to the principal amount so repaid) and shall not itself bear interest. As of December 31, 2021, accrued and unpaid interest under the Letter Agreement (exclusive of amounts payable to 275 Dan Road SPE LLC pursuant to the Purchase and Sale Agreement for 275 Dan Road) was equal to $1,340,582. As noted above, pursuant to the Purchase and Sale Agreement for 275 Dan Road, we agreed to pay the Seller the Deferred Rent under the 275 Dan Road lease and the Accrued Interest under the 275 Dan Road lease, which was equal to $1,053,751 as of June 30, 2021. We paid the Seller one-half of the Deferred Rent and Accrued Interest in November 2021 and have paid or will pay the remainder in five equal installments, with interest accruing on the balance of the Deferred Rent at an annual simple rate of 4.5%, on January 4, 2022, April 1, 2022, July 1, 2022, October 3, 2022 and January 3, 2023.

Amended and Restated Registration Rights Agreement

In connection with the closing of the business combination on December 10, 2018, we and certain of our stockholders (including the Significant Stockholder Group, Avista Capital Partners IV, L.P. and Avista Capital

Partners (Offshore) IV, L.P.), certain of our current and former directors (Alan Ades, Albert Erani and Glenn Nussdorf) and all of our executive officers entered into the Amended and Restated Registration Rights Agreement in respect of their shares of our Class A common stock and warrants to purchase shares of our Class A common stock. These stockholders and their permitted transferees will be entitled to certain registration rights described in the Amended and Restated Registration Rights Agreement, including, among other things, customary registration rights, including demand and piggy-back rights, subject to cut-back provisions. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares.

Executive Officer Compensation

See “Executive Compensation” for additional information regarding compensation of our NEOs.

Gary Gillheeney, Jr., our Vice President, Customer Experience, is a child of Gary S. Gillheeney, Sr., our President and Chief Executive Officer, and he received total compensation of (i) $131,938 in fiscal 2020 and (ii) $153,196 in fiscal 2021. James Gillheeney, one of our Senior Tissue Regeneration Specialists, is also a child of Gary S. Gillheeney, Sr. and he received total compensation of (i) $184,092 in fiscal 2020 and (ii) $200,454 in fiscal 2021.

Employment Agreements

We have entered into employment agreements with certain of our NEOs. For more information regarding these agreements, see “Executive Compensation.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Avista Fee Letter Agreement

On November 12, 2020, we entered into a fee letter agreement (the “2020 Letter Agreement”) with Avista Capital Partners IV, L.P. (“Avista IV”), Avista Capital Partners (Offshore) IV, L.P. (“Avista IV Offshore” and together with Avista IV, the “Avista Funds”) and Avista Capital Holdings, L.P., an affiliate of the Avista Funds (the “Management Company”), pursuant to which we agreed to pay the Management Company a fee in consideration for certain services rendered in connection with investments in the Company made by the Avista Funds in the Company’s public offering of Class A common stock that closed on November 17, 2020. Pursuant to the 2020 Letter Agreement, the Company was required to pay the Management Company a fee in an amount equal to the portion of the aggregate gross proceeds of the investments sold to the Avista Funds multiplied by a rate equal to the rate of the Underwriters’ discount or spread in such public offering without giving effect to any investments sold to the Avista Funds (the “2020 Fee”). In connection with the public offering, the Avista Funds purchased 4,272,657 shares of Class A common stock and we paid a 2020 Fee equal to approximately $0.8 million. Mr. Tamaroff, one of our former directors, was an employee of the Management Company to which the Company paid the 2020 Fee.

Participation in our November 2020 Public Offering

In addition to the shares of Class A common stock purchased by the Avista Funds described above, certain of our directors, 5% stockholders and their respective affiliates purchased shares of our Class A common stock in our November 2020 public offering at the public offering price. The following table sets forth the number of shares of our Class A common stock purchased by our directors, 5% stockholders and their respective affiliates and the aggregate purchase price paid for such shares. With respect to the shares purchased by the parties in the table below, the underwriters agreed to reimburse us for the discounts and commissions payable with respect to such shares.

	Shares of Class A Common Stock Purchased	Aggregate Cash Purchase Price
Alan Ades(1)	486,000	$1,579,500.00
Michael Katz	20,829	$67,694.25
Arthur Leibowitz	6,943	$22,564.75
Wayne Mackie	42,726	$138,859.50
Robert Harry Erani Frick Trust(2)	347,153	$1,128,247.25

(1)	Includes shares purchased by Mr. Ades as agent for and for the benefit of one of his sons and an entity that is managed by Mr. Ades’ son-in-law.
(2)	An affiliate of Dennis Erani, a member of the Significant Stockholder Group.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The primary role of our audit committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management is responsible for establishing and maintaining the company’s system of internal controls and for preparation of the company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent registered public accounting firm, and has also met separately with our independent registered public accounting firm, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2021 with management and the independent registered public accounting firm. As part of this review, the audit committee discussed with our independent registered public accounting firm the communications required by generally accepted auditing standards, including those described in the Public Company Accounting Oversight Board’s Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended.

The audit committee has received from our independent registered public accounting firm a written statement describing all relationships between that firm and Organogenesis Holdings Inc. that might bear on the registered public accounting firm’s independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” The audit committee has discussed the written statement with the independent registered public accounting firm, and has considered whether the independent registered public accounting firm’s provision of any consultation and other non-audit services to Organogenesis Holdings Inc. is compatible with maintaining the registered public accounting firm’s independence.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that Organogenesis Holdings Inc.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission.

Arthur S. Leibowitz, Chair

Michael J. Driscoll

Prathyusha  Duraibabu

Our Independent Registered Public Accounting Firm

Our Audit Committee engaged RSM US LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2021. RSM US LLP also served as our registered public accounting firm for the fiscal year ended December 31, 2020. Representatives of RSM US LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

Audit and Other Fees

The following is a summary of the fees for professional services rendered by RSM US LLP, our independent registered public accounting firm, for fiscal years 2020 and 2021.

Fee Category	Fiscal 2021	Fiscal 2020
Audit fees	$1,134,105	$670,425
Audit-related fees	—	—
Tax fees	$63,000	—
All other fees	—	—

Total fees	$1,197,105	$670,425

Audit fees. Audit fees for Fiscal 2021 consist of fees and related expenses for the professional services rendered for the audit of our financial statements, the audit of our internal control over financial reporting, and the review of the interim financial statements included in our quarterly reports on Form 10-Q. Audit fees for Fiscal 2020 consist of fees and related expenses for the professional services rendered for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Tax fees. Tax fees consist of fees billed related to an IRC Section 382 Valuation Analysis provided by our independent registered public accounting firm.

Pre-Approval Policies and Procedures

Our audit committee’s pre-approval policies or procedures do not allow our management to engage RSM US LLP to provide any specified services without specific audit committee pre-approval of the engagement for those services. All of the services provided by RSM US LLP during fiscal years 2021 and 2020 were pre-approved.

Whistleblower Procedures

Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

OTHER MATTERS

Other Business

Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board or directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals for Next Annual Meeting

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our next annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than January 10, 2023 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to our next annual meeting. However, if the date of our next annual meeting is changed by more than 30 days from the anniversary of our 2022 Annual Meeting, then the deadline to submit such stockholder proposals is a reasonable time before we begin to print and send our proxy materials.

Stockholder proposals intended to be presented at our next annual meeting submitted outside the processes of Rule 14a-8 or stockholder proposals to nominate a director candidate to be considered by the board of directors must be received in writing by us no later than the close of business on March 25, 2023, nor earlier than February 23, 2023, together with all supporting documentation and information required by our bylaws; provided, however, that if our next annual meeting is advanced more than 30 days or delayed more than 60 days after the anniversary of our 2022 Annual Meeting, such notice must be received in writing by us not earlier than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting nor later than the close of business on the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date is first made. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

In addition to satisfying the foregoing requirements under the bylaws, to comply with the universal proxy rules, stockholder who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 24, 2023.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ORGANOGENESIS HOLDINGS INC.

Organogenesis Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and submitting said amendment to the stockholders of the Corporation for consideration thereof.

SECOND: That the amendment is as follows:

The Certificate of Incorporation is hereby amended by deleting the existing Section 5.3 of Article V in its entirety and substituting in lieu thereof a new Section 5.3 of Article V which reads as follows:

“Section 5.3 [Reserved].”

THIRD: The amendment shall be effective upon its filing.

FOURTH: The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 10, 2018.

FIFTH: That the aforesaid amendment was submitted to the stockholders of the Corporation at the Corporation’s annual meeting of the stockholders, which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this                     day of                     , 2022.

By:
Name:
Title:

ORGANOGENESIS HOLDINGS INC. 85 DAN ROAD CANTON, MA 02021 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ORGO2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D84797-P74304 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ORGANOGENESIS HOLDINGS INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) Alan A. Ades 02) Robert Ades 03) Michael J. Driscoll 04) Prathyusha Duraibabu 05) David Erani 06) Jon Giacomin 07) Gary S. Gillheeney, Sr. 08) Arthur S. Leibowitz 09) Glenn H. Nussdorf 10) bullet 11) bullet For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Against Abstain For 2. Approval, on an advisory basis, of the compensation paid to our named executive officers, as disclosed in the Company’s proxy statement for its 2022 annual meeting of shareholders. 1 Year 2 Years Abstain 3 Years 3. Approval, on an advisory basis, of the frequency of holding an advisory vote on the compensation paid to our named executive officers. Against Abstain For 4. Approval of an amendment to our certificate of incorporation to remove a provision that states that directors may only be removed for cause. 5. Approval of an amendment to our 2018 Equity Incentive Plan to increase the number of shares of Class A common stock reserved for issuance thereunder by [TBD] shares. 6. Appointment of RSM US LLP as independent registered public accounting firm for fiscal year 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D84798-P74304 ORGANOGENESIS HOLDINGS INC. Annual Meeting of Shareholders June 23, 2022 11:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Gary S. Gillheeney, Sr. and Lori Freedman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of ORGANOGENESIS HOLDINGS INC. that the shareholder(s)is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, EDT on June 23, 2022, atwww.virtualshareholdermeeting.com/ORGO2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side